EXHIBIT 5.1

February 28, 2011

Timberline Resources Corporation
101 East Lakeside Avenue
Coeur D’ Alene, Idaho  83814

Re:      Registration Statement on Form S-3 (No. 333-162631)

Ladies and Gentlemen:

We have acted as United States counsel to Timberline Resources Corporation, a Delaware corporation (the “Company”), in connection with the offer and sale by the Company of 5,263,158 shares (the “Shares”) of common stock of the Company (the “Common Stock”).  The Shares have been offered and sold to the purchasers thereof (the “Purchasers“) pursuant to securities purchase agreements (collectively, the “Purchase Agreement”), each dated February 25, 2011, between the Company and the Purchasers, and pursuant to the placement agency agreement, dated February 16, 2011 (the "Placement Agency Agreement"), between the Company and Sutter Securities Incorporated, as placement agent (the “Placement Agent”).

The Common Shares were offered and sold pursuant to a prospectus supplement, dated February 25, 2011 (the “Prospectus Supplement”), to the base shelf prospectus, dated February 22, 2010, (the “Base Prospectus”), both as filed pursuant to Rule 424(b) of the Securities Act of 1933, as amended (the “Securities Act”), contained in the Company’s registration statement on Form S-3 (333-162631) (the “Registration Statement”).

We have examined such documents and have reviewed such questions of law as we have considered necessary and appropriate for the purposes of our opinion set forth below.  In rendering our opinion set forth below, we have assumed the authenticity of all documents submitted to us as originals, the genuineness of all signatures and the conformity to authentic originals of all documents submitted to us as copies.  We have also assumed the legal capacity for all purposes relevant hereto of all natural persons and, with respect to all parties to agreements or instruments relevant hereto including the Company, that such parties had the requisite power and authority (corporate or otherwise) to execute, deliver and perform such agreements or instruments, that such agreements or instruments have been duly authorized by all requisite action (corporate or otherwise), executed and delivered by such parties and that, other than with respect to the Company, such agreements or instruments are the valid, binding and enforceable obligations of such parties.   As to questions of fact material to our opinions, we have relied upon certificates of officers of the Company and public officials.

Based upon the foregoing, and assuming the offer and sale of the Shares pursuant to the terms and conditions as contemplated by the Registration Statement, the Prospectus, the  Prospectus Supplement, the Purchase Agreement and the Placement Agency Agreement, we are of the opinion that the Shares will be duly authorized, validly issued, fully paid and non-assessable when issued and delivered by the Company and paid for pursuant to the Purchase Agreement.

Timberline Resources Corporation
February 28, 2011

The foregoing opinions are limited to the laws of the State of Delaware, and we express no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus and Prospectus Supplement forming a part of the Registration Statement under the caption “Legal Matters.”  In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations thereunder.

Sincerely,

/s/ Dorsey & Whitney LLP
DORSEY & WHITNEY LLP

KGS/KRA